Exhibit 16.1

May 4, 2010

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549

Re:	Deer Valley Corporation

Commission File Reference No. 000-05388

We were previously the independent registered public accounting firm for Deer Valley Corporation for the fiscal years ended December 31, 2008 and 2009, and for the period from January 1, 2010 through April 20, 2010. We received notice of termination on April 20, 2010, which such action was ratified by the Board of Directors of the Corporation on May 4, 2010. Pursuant to the notice of termination, we were dismissed as principal accountant. KBL, LLP has not reviewed the Company’s quarterly report for the interim period ending March 31, 2010, or audited the Company’s fiscal year ending December 31, 2010, or conducted any other audit services for the Company after April 20, 2010.

We have read the statements of Deer Valley Corporation included in Item 4.01 (a) of the Form 8-K dated April 20, 2010 to be filed regarding the recent change of independent registered public accounting firm with the Securities and Exchanges Commission. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under item 4.

Very truly yours,

KBL, LLP